COOPERATION AGREEMENT

BETWEEN

PT TELEKOMUNIKASI INDONESIA Tbk

AND

PT INDOSAT, Tbk

ON

TELECOMMUNICATION NETWORK INTERCONNECTION

FIXED NETWORK TELKOM WITH CELLULAR MOBILE NETWORK INDOSAT

NUMBER: 145/HK.810/DCI-A1000000/2007

NUMBER: 0002/C00-CC0/LGL/2007

This agreement is entered into and signed on Tuesday of 18 December 2007, in Jakarta between:

I.

PT TELEKOMUNIKASI INDONESIA Tbk, a company that provides the services and telecommunication network, which was formed and established by under the law of the Republic of Indonesia, domiciliating at Jalan Japati No. 1 – Bandung 40133, in accordance with KD.45/HK.240/SEK-30/2003 dated 30 June 2003, which in this Agreement is legally represented by Mr. MUNADI, Executive General Manager of CIS Division, hereinafter to be referred to as TELKOM,

II.	PT INDOSAT, Tbk, a company which provides telecommunication services and network that was formed and established under the law of the Republic of Indonesia, domiciliating at Jalan Medan Merdeka Barat no. 21 – Jakarta 10110, in accordance with the Power of Attorney of the President Director No. 235/IBO/LGL/07-POA dated 13 December 2007, which in this Agreement is legally represented by Ms. NOOR S.D.K. DEVI, Group Head Wholesale & Carrier Relations, hereinafter to be referred to as INDOSAT.

For the purpose of this Agreement, TELKOM and INDOSAT, are respectively to be referred to as “the Party”, and jointly to be referred to as “the Parties.”

By primarily considering and taking into account the following:

a.

That TELKOM has possessed the Permits for the Implementation of Fixed Telecommunication Network and Implementation of Basic Telephone Service, by virtue of the Ministerial Decree of Transportation No: KP. 162/2004 on Permits for Implementation of Fixed Telecommunication Network and Basic Telephone Service of PT Telekomunikasi Indonesia Tbk (Persero) dated 13 May 2004;

b.	That by virtue of the Ministerial Decree of Informatics and Communication No: 102/KEP/M. KOMINFO/10/2006 dated

11 October 2006, concerning Permit for Implementation of Moving Cellular Network of PT Indosat, Tbk. with national coverage areas;

c.	That TELKOM has owned the Offering Interconnection Document (DPI), hereinafter to be referred to as “DPI TELKOM”;

d.	That INDOSAT has owned the Offering Interconnection Document (DPI), hereinafter to be referred to as “DPI INDOSAT”;

e.	That the Parties have signed the following agreements:

1)

The Cooperation Agreement between TELKOM and INDOSAT No: PKS.157/HK.810/ENT-30/2005 – No: 156/CO0.CCO/LGL/05 dated 1 December 2005 concerning the Fixed Telecommunication Network (FIXED NETWORK) of TELKOM and Moving Cellular Network (CELLULAR MOBILE NETWORK) of INDOSAT;

2)

The Operational Cooperation Agreement (PKSO) of TELKOM and INDOSAT No: K.TEL.089/HK.810/NET-80/1999 – No.: PKS.047/STL/CELL/VII/1999 dated 5 July 1999 concerning the PKSO on Interconnection Telecommunication Network between Network Division of TELKOM and INDOSAT (formerly PT Satelindo);

3)

The Operational Cooperation Agreement (PKSO) of TELKOM and INDOSAT No: 113/DO1/OP.010/02/2002 dated 16 April 2002 concerning the Interconnection PSTN Network of TELKOM and the Moving Cellular Network of INDOSAT (Ex. PT. IM3);

4)	NOKES between TELKOM and INDOSAT No: 40/HK.840/CISCO0/2006 – No: 008/C00-CC0/LGL/06 dated 13 July 2006 concerning the Try Out of Interconnection Telecommunication Network.

All the above mentioned PKS and NOKES shall be jointly hereinafter referred to as “PKS Interconnection”;

TELKOM and INDOSAT agreed to bind each other in the “Agreement of Interconnection Telecommunication Network” (hereinafter to be referred to as “Agreement”), with the provisions and regulations formulated as follows:

CHAPTER I – GENERAL PROVISION

Article 1 – Definition

Unless otherwise regulated separately, the Parties agreed to interpret the words, and/or terms used in this Agreement in accordance with the definition stipulated in the Supporting Documents E (concerning “Definition and Interpretation”).

Article 2 – Interconnection Coverage

2.1

The Parties agree to operate Interconnection between FIXED NETWORK TELKOM and CELLULAR MOBILE NETWORK INDOSAT including the distribution of Interconnection Call of various types of JASTEL and JARTEL belong to the Parties.

2.2

With regard to the Interconnection between JARTEL of the Parties as referred in the article 2.1. , each Party is obliged to open all Prefixes and /or Access Codes which are legally used and activated by the other Party, including to open the relevant customer number’s block and/or office code in such a way each User/Customer of each Party, by referring to the provisions and regulations in this Agreement, shall be able to:

a.	call and/or receive calls from the customer number of other Parties;

b.	use the features that can be functioned for Interconnection Call, such as SMS, call forwarding, and the similar types;

c.

access or use various types of JASTEL which are attached to the JARTEL of other Party, both independently organized by the concerned Party and jointly organized with the third party, including but not limited only to the access to the SLI and added value services.

2.3

The use of features and accesses of JASTEL referred to in article 2.2.b and 2.2.c can only be applied as long as it has been agreed technically and on a business level and stipulated in this Agreement.

2.4

The access from the Users of the respective Party to the services operated by the other Party in addition to the other parties as referred to in article 2.2. can be applied based on the agreement of the Parties stipulated in this Agreement.

2.5

Unless there are business and technical constraints and based on the agreement of the Parties, if TELKOM has made an interconnection agreement with the third party, then TELKOM will open the interconnection, therefore between the users of CELLULAR MOBILE NETWORK INDOSAT and the users of third party’s JARTEL can apply the Interconnection Call one to each other through FIXED NETWORK TELKOM.

Article 3 – Time Period

3.1.

This agreement shall be valid for 2 (two) years starting from 1 January 2008 and can be extended or terminated before the expiry date ends based on the agreement of the Parties stipulated in the Amendment/Side Letter.

3.2

This agreement can be evaluated every 6 (six) months in order to fulfill the technical and/or business needs with aim of supporting the smooth work process in the current year and/or its development in the following years.

3.3.

With the ending of the Agreement, all rights and liabilities of each Party which have not been performed until the ending of this Agreement, shall still be fulfilled by the concerned Party in accordance with the regulations stipulated in this Agreement.

3.4.

In order to maintain the service to the Users of each Party, the call from the Users of one of the Parties to the Users of the other party can be channeled through the other Network Operator which interconnects with each Party.

CHAPTER II PROVISIONS OF THE PARTIES

Article 4 – Good Will

Each Party gives assurance to the other Party that its Party will carry out this Agreement with good will and integrity. None of the Provisions and/or interpretation over the provisions in this Agreement or the ambiguities in this Agreement will be used by one Party to take advantages in an inappropriate manner which will cause losses to the other Party.

Article 5 – Independent Company

Each Party herewith confirms that its Party represents an independent company and does not act as or on behalf of any third party, and is fully responsible on any act it takes in the drafting and the implementation of this Agreement.

Article 6 – Rights and Liabilities of TELKOM

6.1.	In addition to the liabilities stipulated in the other Articles in this Agreement and/or the relevant Supporting Documents, TELKOM shall be obliged to:

a.	Perform the billing process of the interconnection for the interconnection settlement purpose.

b.

Pay the expenses that have become the right of INDOSAT, in which for the services of TELKOM that are used by the Users of INDOSAT, such expenses consist of Interconnection costs, billing and the claims to the Users and the risk of bad debt.

c.

Implement the concerns agreed in the billing and claim mechanism with regard to the service access of TELKOM by the Users of CELLULAR MOBILE NETWORK INDOSAT or the service access of INDOSAT by the Users of FIXED NETWORK TELKOM, as stipulated in the Supporting Documents B (concerning the “Claims and Payment”).

d.

Implement the concerns agreed in the billing and claim mechanism with regard to the service access of TELKOM (such as: IN Service, Added Value service, and features) by the Users of CELLULAR MOBILE NETWORK INDOSAT.

6.2	In addition to the rights stipulated in the other articles in this Agreement and/or the relevant Supporting Documents, TELKOM has the rights to:

a.	Receive the payment of Interconnection Costs that belong to the right of TELKOM

b.	Determine the value of the retail tariff of all TELKOM services (such as: SLI service, IN service and features) charged to the users in CELLULAR MOBILE NETWORK INDOSAT.

c.	Receive the income payment on services that belongs to the right of TELKOM as referred in letter b.

d.

Receive the payment on the costs that belong to the right of TELKOM in relation to the agreement in the billing and claim mechanism stipulated in the Supporting Documents B (concerning the “Claim and Payment”).

Article 7 – Rights and Liabilities of INDOSAT

7.1	In addition to the liabilities stipulated in the other Articles in this Agreement and/or the relevant Supporting Documents, INDOSAT shall be obliged to:

a.	Perform the billing process of the interconnection for the interconnection settlement purpose.

b.	Pay the interconnection cost which has become the right of TELKOM.

c.

Implement the concerns agreed in the claim and billing mechanism with regard to the service access of TELKOM by the Users of CELLULAR MOBILE NETWORK INDOSAT or the access of services of INDOSAT by the Users of FIXED NETWORK TELKOM, as stipulated in the Supporting Documents B (concerning the “Claim and Payment”)

d.

Implement the concerns agreed in the billing and claim mechanism with regard to the service access of TELKOM (such as: IN service, Added Value Service, and features) by the Users of CELLULAR MOBILE NETWORK INDOSAT.

e.	If TELKOM acts as the operator of the services, besides relating to the prevailing tax regulation, INDOSAT does not have the right to add any value component into the retail tariff of TELKOM services.

7.2	In addition to the rights that are implicitly and explicitly explained in other Articles in this Agreement and or the relevant Supporting Documents, INDOSAT has the right to:

a.	Receive the payment of Interconnection Costs which belong to the right of INDOSAT

b.

Receive the payment of the expenses that belong to the right of INDOSAT with regard to the agreement in the billing and claim mechanism which is stipulated in the Supporting Documents B (concerning the “Claim and Payment”)

c.

Receive the payment on the expenses that belong to the right of INDOSAT related to the concerns agreed in the claim and payment mechanism of the TELKOM service access (such as: IN service, Added Value Service, and Features) by the Users of CELLULAR MOBILE NETWORK INDOSAT.

Article 8 – Representation and Assurance

8.1.

Each Party gives assurance and states that its Party is fully authorized (both individual which represents each Party and the company as the legal entity) to bind itself to this Agreement and implements the rights and liabilities in accordance with the provisions in this Agreement, and that each Party has taken necessary steps to obtain the legal authority on its binding and the implementation of this Agreement.

8.2

Each Party gives assurance that its Party has the financial source needed in paying the liabilities and implementing this Agreement, and guarantees that there is no burden, responsibility or collective responsibility, liability or the operational limitation from the Party which states that this assurance hampers or disrupts the implementation of the liabilities based on this Agreement.

8.3	Each Party gives assurance that there is none of self-binding and the implementation of this Agreement will breach a debt agreement or other agreements, and that it is not a violation against such an agreement in which the Party that gives assurance is included.

8.4	As the requirement for the Parties to bind themselves in this Agreement, each Party promises, guarantees and states to the other Party that:

a.

The concerned Party including its officials, commissioners and employees and agents or representatives, or its individual or body that are affiliated to it indirectly and directly, in implementing this Agreement, shall be obliged to at anytime be subject to the prevailing regulations in Indonesia.

b.

This agreement is legally made and implemented by the concerned Party and represents the prevailing and legally binding Agreement based on the prevailing regulations in Indonesia, and none of those binding and drafting nor the implementation of the provisions of this Agreement will be against or cause the breach of law.

c.	The concerned Party shall be obliged to submit the reports required in accordance with the regulations and to pay all the due taxes in relation to the payments by the Company to the other Party.

Article 9 – Provision of Information and Confidentiality

9.1.	Each Party shall be obliged to provide relevant information needed by the other Party in order to build and implement the Interconnection based on this Agreement.

9.2.

The Parties agreed to treat all of the exchanged information between them as a confidential matter (“Confidential Information”). Therefore, the Parties will not reveal such information to anyone both partially and entirely, except for the concerns that are strictly allowed in the below article 9.4.

9.3.

One of the Parties is not allowed to use the Confidential Information for other purposes other than for the implementation of this Agreement, including using it to gain benefit for whoever, without obtaining the written approval from the Party which has the referred Confidential Information.

9.4.

The Parties can reveal the Confidential Information only to the shareholders, directors, commissioners of each Party, the employees of each Party who directly relates to the drafting and implementation of this Agreement, the advisors and consultants of each Party whose due to their profession and the requirement know the Confidential Information with objective of the implementation and review of this Agreement and for the purpose of the drafting of several required reports, and to the related government institution’s officials and court as one of the evidences for the dispute settlement.

9.5.	The Parties agreed to make the Confidential Information provided by the owner of the Confidential Information to the recipient of the Confidential Information become Unclassified Information if:

a.	It belongs to public prior to or during the signing of this Agreement;

b.	It is received from the third party which receives the information legally from the owner of the Confidential Information and that is not required to be kept as secret;

c.	It is already known by the Party which receives the Confidential Information before such a Confidential Information is revealed;

d.	It has been disclosed by the Party to the other Party without the restriction/limitation to reveal such a Confidential Information;

9.6

The Parties agreed that the provisions on the confidentiality as stipulated in this Agreement are still valid for the period that is determined based on the prevailing regulations. If the provision of such a time period is still unavailable, it is agreed that the period is 10 (ten) years starting from the termination of this Agreement due to any causes, without restricting the rights of each Party in using its Confidential Information.

9.7

If necessary, on the day of this Agreement expires due to any causes, both Parties can agree to hand over all the confidential information that were previously exchanged and/or informed during the Agreement is still valid.

9.8	The above provisions are not applied only on the original but also on the copies, reproductions, summaries and their parts.

9.9

For the state interest, if requested by the authorities, each Party can provide Confidential Information to the related Government institution and/or the Law Enforcers with written notification to the other Party.

9.10.In	the case of the Confidential Information is leaked by one Party, the Party which has the information has the right to request for an explanation from the other Party.

9.11.

If it is proven that there has been a leak of information which is supposed to be kept in secret, the Party which has the information has the right to request it and the Party which reveals the information shall be obliged to make several necessary efforts in order to stop the leakage and minimize its impacts at least in the 7 (seven) calendar days starting from the day that the Party having information receives a formal announcement on such a leakage.

9.12

If the liabilities stipulated in article 9.11 are not performed, the Party which has the leaked information, can terminate the implementation of this Agreement temporarily, until such liabilities are fulfilled based on article 9.11.

Article 10 – Rights related to Intellectual Property

10.1	The Parties agreed that the Intellectual Property Rights inflicted from and during the application of this Agreement shall still belong to the Party which creates or owns it.

10.2	The Parties agreed that the Agreement is not made by the purpose of changing and/or transferring the rights, a license and/or any intellectual properties belonged to one Party to the other Party.

Article 11 – Transfer of Rights and Liabilities

11.1	This agreement is valid and binding the Parties which sign it, the replacements and those who gain benefits from it.

11.2	One of the Parties can not transfer its rights and liabilities to the third party unless it is approved in writing by the other Party.

Article 12 – Acquittal

12.1

The failure of one Party in implementing one of or several liabilities based on this Agreement, does not discontinue the other Party from continuing to implement this Agreement and the Party which can not perform such liabilities will still have to strive for the implementation of its liabilities and bear the costs inflicted by such a failure.

12.2	The absence of claim by one Party in relation to the violation against a provision in the Agreement, committed by the other Party, does not represent acquittal from implementing the provision.

Article 13 – Responsibility Over Negligence

13.1

The negligence of one Party which directly causes the damages in the equipments belong to the other Party in such a way having impact in the losses suffered by other Party, will become the responsibility of the negligent party.

13.2	The responsibility in a form of compensation over the negligence referred in the Article 13.1 only applies on the losses of goods or equipments which will be fully compensated by the Negligent Party.

13.3

The responsibility as referred in the Articles 13.1 and 13.2 shall not be valid if the damages or losses suffered by one of the Parties are caused due to deliberateness or negligence of the third party.

Article 14 – Consultation/Coordination Forum

14.1

The Parties agreed to establish a forum of consultation/coordination that holds regular meetings to solve various problems occurred as the impact of this Agreement including but not limited to the Technical Meeting whose members are the representation of each Party.

14.2	All the costs incurred due to the establishment of the coordination/consultation forum, including the meeting costs shall be borne by each Party.

Article 15 – Announcement Letter and Representatives of the Parties

15.1	For the implementation of this Agreement, TELKOM and INDOSAT agreed to appoint the representative of each Party as follows:

TELKOM:	Executive General Manager, CIS Division

Address:	Gedung Menara JAMSOSTEK 10th Floor

Jl. Gatot Subroto Kav. 38

Jakarta 12710

	Phone:	021-52917007

	Fax:	021-52892080

INDOSAT:	GH Wholesale & Carrier Relation

Address:	Gedung INDOSAT, 13th Floor

Jl. Medan Merdeka Barat no. 21

Jakarta 10110

	Phone:	021-3869639

	Fax:	021-3848107

15.2

All announcements, correspondences, requests, approvals required or allowed to be sent to the other Party in accordance with the provisions in this Agreement (hereinafter to be referred to as “Announcement”) must be made in Indonesian language in writing and sent directly through courier (each is attached with the signed receipt) or sent by fax with the sending of report on sender confirmation addressed to the representatives as referred in the article 15.1.

CHAPTER III – Technical and Operational Regulations

Article 16 – Technical Requirements and Interconnection Standards

In operating the Interconnection, each Party must comply with the technical requirements and interconnection standards as stipulated in the Supporting Documents A (concerning the “Planning and Operation”).

Article 17 – Provision of Equipments, Interconnection Link and FPI

17.1	Interconnection is operated at the Interconnection Point which represents the meeting point between the interconnection transmission networks (interconnection link) which connects the Gate Central (SG) of each Party.

17.2

Each Party shall be obliged to provide the interconnection link at its own expenses including all equipments, transmission networks, interfaces and supporting infrastructures which are needed on the JARTEL side respectively until the Interconnection Point.

17.3

If one party does not have the interconnection link required to be provided, the Party must prioritize the use of transmission network of the other Party using the rental system based on the provisions and requirements applied in the rental of general telecommunication network.

17.4

Each Party is obliged to provide FPI (Important Facilities for Interconnection) for the interest of other Party which needs the above mentioned FPI, as long as there is no technical and business constraint.

17.5

The provisions and requirements of the FPI use follow the provisions on the control of Interconnection Capacity as stipulated in the Supporting Documents A.6 (concerning the “Purchasing and Provision of Interconnection Capacity”).

17.6	The operation of the FPI referred in Article 17.5, the Parties agreed to use the provisions and requirements as stipulated in the PKS of the use of Sartel or Sarpen.

Article 18 – Estimation on Interconnection Capacity

18.1

The Parties shall be obliged to give one to each other the information regarding the estimation of the Interconnection Capacity needed by each Party from time to time based on the requirement and the trend of interconnection traffic (interconnection tariff interest).

18.2	Based on the capacity estimation as referred in the Article 18.1, the Parties will hold Technical Meetings with objective of deciding on the addition/reduction of the Interconnection Capacity.

18.3	The mechanism of Technical Meeting is stipulated in the Supporting Document A.12 (concerning the “Guidance on Operational Implementation and Interconnection Maintenance”)

18.4	The resolutions of the Technical Meeting shall be stipulated in the Official Report on the Technical Meeting signed by the representatives of the Parties and are inseparable parts of this Agreement.

18.5

The provisions on the operation of Interconnection Capacity between FIXED NETWORK TELKOM and CELLULAR MOBILE NETWORK INDOSAT are stipulated in the Supporting Documents A.6 (concerning the “Purchasing and Provision of Interconnection Capacity”).

Article 19 – Numbering

The numbering system used by each Party in the implementation of this Agreement must be based on the provisions of National FTP and follow the regulations which are stipulated in the Supporting Documents A (concerning “Planning and Operation”).

Article 20 – Calling Line Identification (CLI)

20.1

Each Party must assure that for each interconnection call of JARTEL on the side of origination of sending CLI to JARTEL, on the side of transit and termination, except for the call which comes from the other country whose operation follows the prevailing international regulation.

20.2	The Party which receives CLI will only be allowed to use the CLI information for the following needs:

a.	Traffic management and CDR (Call Data Record);

b.	Claim management

c.

Administrative needs which are acceptable in the telecommunication industry practices, which cover the trace of a call, call identification that is not followed by the good will and various forms of statistic compilation in relation to the call origination;

d.	Display of the CLI to the customers

e.	Various activities that relate to the demand and/or questions from customers;

f.	The prevention and detection on fraud;

Article 21 – Interconnection Call Quality

Each Party must make effort so that JARTEL that belongs to its responsibility always reaches the Target of Interconnection Call Service Performance by referring to the Supporting Documents A.12 (concerning the “Guidance on the Operational and Maintenance of Interconnection”)

Article 22 – Installation of Equipments and Try Out of Interconnection System

22.1

Every installation, connection of the equipments and/or system of one Party with the equipments and/or system of other Party must obtain the approval from the official/staff of each authorized party in the location.

22.2

Every opening of new Interconnection in an Interconnection location including the installation/connection of the equipments and/or system of one Party with the equipments and/or system of other Party must be carried out through a mechanism/phase of Interconnection System Try Out which is stipulated in the Supporting Documents A.11 (concerning the “Guidance of the Implementation of Interconnection System Try Out”).

22.3

The costs incurred during the implementation of Interconnection System Try Out shall be fully borne by and become the responsibility of the Party with interest in the installation, connection of the equipments/system or the opening of the new Interconnection in the referred location.

22.4

The costs mentioned in the foregoing Article 22.3 shall be fully paid 14 (fourteen) calendar days at the latest; starting from the date of the claim on the costs of such an Interconnection System Try Out is received.

Article 23 – System/Sub System Modification

23.1

If one Party (“The Party which applies the modification”) will do the transfer, replacement or modification of system/sub-system, including but not limited to the equipments of transmission, central equipments and terminal in such a way the system and/or sub system of the other Party (“The Party which is affected by the modification”) must also be replaced or modified or whose performance is disrupted, then the Party which applies the modification must provide written announcement to the other Party at the latest 3 (three) months prior to the date when the transfer/replacement/modification is carried out. Such an announcement shall include the technical details of the system modification. Soon after the announcement is made, each Party shall be obliged to provide information requested by the other Party including, if possible, the potential impact on the system of the other Party.

23.2

The Party which is affected by the Modification must inform the Party which applies the modification regarding every change needed by including the cost estimation with regard to the modification, calculated based on the normal cost in accordance with the good engineering practices at the latest not more than 10 (ten) calendar days after the announcement is received.

23.3

If the Party which applies the modification agrees with the required changes and the estimation of the such modification costs (if any), in the period of 3 (three) months starting from the date of the announcement as referred to in Article 23.2, the Parties shall in writing agree with the plan of System Modification implementation, and the Party which is affected by the Modification must conduct the modification based on the agreed plan and cost estimation.

23.4

If the Party which applies the Modification does not agree with the required modification and/or the cost estimation referred in Article 23.2 (if any), the Party which applies the Modification shall be obliged to inform the Party which is affected by the Modification, and the Parties agree to enact the issue as Dispute. Whether or not the Party which applies the modification shall be obliged to implement the modification of the above mentioned system, is determined by the results of the Dispute settlement.

23.5	Once the modification of the above mentioned system/sub system is completed, the Party which is affected by the Modification will send invoice to the Party which applies the modification whose amount does not exceed the agreed cost estimation. If the required cost is lower than the estimation range of the agreed cost, the payment is made equal to the amount of the required cost. On contrary, if the required cost is actually higher than the estimation range of the agreed cost, the payment is made based on the agreed cost estimation.

23.6	Each Party must bear the cost incurred from the system modification if:

a.	The Parties shall in writing agree to replace/modify each system/sub system for the collective benefit; or

b.	Replacement/modification of the system is needed to apply the technical standards determined in the regulation.

23.7

If the modification of the system/sub system of one Party or both Parties cause the modification of the Technical Specification as stipulated in the Supporting Documents D (concerning “Technical Specification”), then each Party must primarily modify the Supporting Documents in a form of Official Report prior to applying the modification of the system/sub system which hereinafter stipulated in the Amendment/Addendum during the application of the modification on this Agreement.

Article 24 – Operation and Maintenance

24.1

The physical limit of operational and maintenance responsibility over the interconnection equipments of each Party is the Interconnection Point, as referred in the Supporting Documents A Part E (concerning the Interconnection Point and Gate Central) of this Agreement.

24.2	Each Party must try to assure and improve the quality of the distribution of Interconnection Call by running the most proper operational and maintenance activities.

24.3	With regard to the effort in realizing the achievement and improving the standard of service quality to the Customers of each Party, the Parties agree to:

a.	Provide each other the information and data on the measurement of interconnection link traffic between the Gate Central of each Party.

b.	Determine the technical parameter and the service of network access in a measurable manner during a certain period of time based on the expected condition.

24.4	The Parties agree to implement the operation and joint maintenance in dealing with the daily disruptions and Disaster Recovery System for the disturbance caused by Force Majeure.

24.5

The guidance of the Operational and Maintenance Implementation of the Interconnection is stipulated in the Supporting Document A.12 (regarding the “Guidance of the Operational and Maintenance Implementation of Interconnection”).

Article 25 – Protection and System Security

Each Party is fully responsible for the operational security of its system, and must take every necessary step in such a way the system operation will not:

a.	Endanger the safety and health of the employees, contractors, workers, agents or customers of the other Party;

b.	Damage, disrupt or cause problems to the system operation of the other Party.

CHAPTER IV – FINANCIAL PROVISIONS

Article 26 – Services and Tariff

26.1

Each Party provides interconnection services and various other services with regard to this Agreement including the list of tariffs of each service provided as stipulated in the Supporting Document C (concerning the “List of Interconnection System and Price”).

26.2

Each Party can modify, add, reduce or replace the list of services and tariffs as referred to in Article 26.1 through an announcement letter, addressed to the other Party and the new tariff will be effectively valid at the latest 30 (thirty) days since the date of the announcement letter, by referring to the following provision:

a.	For the services tariff which must first get the approval from the Regulator, the application of the tariff revision shall be approved in advance by the Regulator.

b.	For the service tariff which does not need the approval from the Regulator, the application of the tariff must go through the following procedures hereof:

1)

The Party which intends to revise the tariff shall make a written announcement regarding the “Price Revision Proposal”. In the Price Revision Proposal, the proposed change of type and service price are stated including the timing for the application, and the reason for the need of price revision;

2)

In 5 (five) working days at the latest after the announcement is received, the Party which accepts the proposal shall be obliged to inform the Party which initiates the proposal that the concerned Party has received the announcement on the Price Revision Proposal;

3)

The Party which accepts the proposal must respond to the Price Revision Proposal (accept or reject) at the latest in 15 (fifteen) working days after the issuance of the announcement as referred to in point 2);

4)	If necessary, the Parties can conduct negotiations in 5 (five) working days at the latest after the issuance of the rejection announcement as referred to in point 3);

5)

If the Price Revision Proposal is approved or if there is an Agreement on price negotiation, the new tariff will be effectively valid starting from the beginning of the following calendar month (after the approval);

6)

If there is any rejection and/or negotiation fails until the time limit of 15 (fifteen) working days, then both Parties shall complete it based on the procedure determined in the Framework of Interconnection Dispute Settlement set up by the Regulator. During the process of the Interconnection Dispute Settlement, the Parties agree to continue the disputed services based on the prevailing regulation, while the application of new tariff will be subject to the decision of the Dispute Settlement;

7)	The Regulator’s decision on the settlement of the dispute as referred to in point 6 has become the final decision and will be valid and binding for the two Parties.

26.3

Without prejudice to the application of provision in Article 26.2 a and b, whenever modification, addition, reduction and/or replacement of list of services and/or tariff take place as referred to in Article 26.1, then both Parties agree to modify the relevant Supporting Documents which include the new list of tariff stipulated in an Official Report and Amendment/ Addendum during the implementation of the revision on this Agreement.

Article 27 – Charges, Claims and Payment

27.1	Any provision of interconnection services by one Party and which is used by the other Party, the charge will be based on the valid tariff as referred to in Article 26.

27.2

The mechanism of charges, claims and payment including the settlement of tax with regard to the implementation of this Agreement shall follow the provisions as stipulated in the Supporting Document B (concerning “Claim and Payment”)

CHAPTER IV – OTHER PROVISIONS

Article 28 – Force Majeure

28.1

If the implementation is not realized or part of or the entire implementation of this Agreement is postponed, this condition is considered as the breach of Agreement whenever they are caused by Force Majeure and announced in writing to the other Party in 7 (seven) calendar days at the latest, since the occurrence of the Force Majeure.

28.2	The negligence or the delay by one Party in fulfilling its liabilities to inform the Force

Majeure, can result in the situation referred to in article 28.1 not be acknowledged by the other Party as the Force Majeure.

28.3	All losses and costs suffered by one Party as the cause of Force Majeure, shall not be the responsibility of other parties.

28.4	The Force Majeure can not be used as an excuse by the Parties to postpone the payment to the other Party with regard to the due payment prior to the Force Majeure.

28.5	If the Force Majeure has been more than 6 (six) months continuously, the Parties have the right to decide unilateral Agreement by submitting written announcement to the other Party.

Article 29 – Prevailing Law

29.1	This Agreement is made, implemented and interpreted based on the prevailing laws and regulations in Indonesia.

29.2

Any issues which are not and/or not yet provided for in this Agreement, shall be subject to the prevailing law for the agreement in general, including but not limited to the Agreement Law stipulated in the Book III of Civil Law.

Article 30 – Fraud

30.1	One Party shall be prohibited committing fraud against the other Party.

30.2	If one Party is considered committing fraud against the other Party, then the other Party can file claim against the Party which is suspected of committing the Fraud.

30.3

The Party which is considered as committing Fraud shall immediately clarify to the other Party by submitting the supporting evidences including but not limited to the traffic, billing and customer number data, at the latest 14 (fourteen) calendar days after the receipt of the claim by the other Party and it also has the right to:

a.

Postpone the request/addition of services both new and/or existing services, including but not limited to the opening of new number/new number block, expansion of coverage area of interconnection services, and the other similar services until the Fraud settlement is reached.

b.	Reduce, isolate and/or revoke the services provided which have caused the Fraud.

30.4	If the Fraud is committed by the people, other companies/ legal entities, particular organization which work for or cooperate with the Party which is suspected of committing the Fraud including the customers/users, then for the clarification until the settlement of the Fraud will become the liability and responsibility of the Party which is considered of committing the Fraud based on the existing evidences.

30.5

If within the period of more than 14 (fourteen) calendar days starting from the receipt of the claim as referred to in section (2) of this Article, the Party which is suspected of committing the Fraud does not give clarification, then the other Party can file claim for 3 (three) times to the Party which is suspected of committing the Fraud.

30.6

If the Fraud is proven, the Party which has committed the Fraud shall be responsible for the Fraud Settlement and the Party which is affected by the Fraud will be released from any claims and responsibilities and from any parties.

30.7	If in the Fraud Settlement, no agreement reached between the Parties, then the settlement will be carried out through the dispute mechanism as referred to in the Article 33 of this Agreement.

30.8

If the Fraud is proven as referred to in Article 30.7, then the Party which has committed the fraud shall compensate the losses and/or recalculate the costs which are supposed to be paid to the Party affected by the Fraud and/or to the third party if any.

30.9

In addition to the compensation set forth in Article 30.8, the Party which commits the Fraud can also be sanctioned by the unilateral termination of the Agreement by the Party which is affected by the Fraud without having to wait for the decision of the court’s judge which has fixed legal power. However, it will not cancel the liabilities to compensate and other liabilities which are supposed to be implemented based on this Agreement.

Article 31 – Breach of Agreement

31.1

If JARTEL or part of JARTEL of one Party, due to certain condition, may cause disruption/technical disturbance on JARTEL or part of JARTEL of other Party, or threaten to endanger the people’s safety, then the other Party has the right to suspend (“suspension”) the provision of interconnection services in the local area.

31.2

If material violation against one or several articles of this Agreement by one Party (including but not limited to the unsettlement of the due payment) takes place, the Party which suffers the losses has the right to suspend (“suspension”) the provision of the interconnection services including to early terminate (early termination) this Agreement.

31.3

The Party affected by the losses shall submit the “Suspension Announcement” to the Party which is considered as having violated the provision in this Agreement after finding out the strong reason to apply the suspension as referred to in Article 31.1 and 31.2

31.4	The Suspension Announcement shall contain the following hereof:

a.	Explanation on the condition that takes place as referred to in Article 31.1 and the location where it occurs, or the existence of violation as referred to in Article 31.2

b.	The request on the correction steps with regard to the condition (if necessary);

c.	The explanation regarding the next steps to be taken if the correction steps required as stipulated in point b. are not or fail to be implemented;

31.5

If the Party committing the violation fails to take correction steps as described in the Suspension Announcement within 20 (twenty) working days after the receipt of the announcement (called “Correction

Period”), then the Party which is affected by the losses, has the right to reject to continue providing interconnection services until correction steps explained in the Suspension Announcement are taken by the Party which commits the violation.

31.6	The Party which suffers the losses shall cooperate and provide access permit to the Party which commits the violation in order to take necessary correction steps.

31.7

The Party which applies the suspension shall provide interconnection and/or connection services to the Party affected by the Suspension immediately after the termination of the concerns that base the Suspension act.

31.8

If one Party commits violation against the provision in this Agreement and/or Supporting Documents, the Party which commits the violation shall be sanctioned as referred to in Article 32 of this Agreement.

Article 32 – Sanctions

32.1

In addition to the sanctions provided for in other Articles of this Agreement, then the Parties agree that the violation against the provision in this Agreement shall be sanctioned, such as the following hereof:

a.	Fine;

b.	Compensation;

c.	Isolation, delay or disconnection of interconnection services and/or services;

d.	Reduction of dimension;

e.	Delay of the request/addition of services both new and/or existing ones and/or

f.	Unilateral termination of Agreement.

32.2

Before applying the sanction referred to in Article 32.1 of this Agreement on the other Party, the Party shall at first give a written warning in an appropriate manner at the most 3 (three) times with the break time period of 7 (seven) calendar day for each warning.

Article 33 – Dispute Settlement

33.1	Any disputes caused by the content, interpretation and implementation of this Agreement, shall be settled by the Parties through a consensus.

33.2	If the settlement referred to in Article 33.1 hereof is not reached within 60 (sixty) days, then the Parties agree to settle the dispute by referring to the Framework of Interconnection Dispute Settlement as stipulated in the Ministerial Regulation of Communication and Informatics (MENKOMINFO) no. 8/2006 Attachment 5 or its revisions if any.

33.3

If the dispute settlement referred to in Article 33.2 is not reached, the Parties agree to settle it through the Indonesia National Arbitration Body (BANI) whose decision is final and binding the Parties.

33.4	During the process of dispute settlement, the Parties shall be still obliged to implement all provisions in this Agreement.

Article 34 – Termination of Agreement

34.1	This Agreement can be terminated by one Party by submitting a written notification in advance by the other Party if:

a.	One Party is declared bankrupt based on the legal Court Decision which has fixed legal power;

b.	Part or the entire of the permits or licenses of the operation for telecommunication network/services of one Party, is revoked by the authorized party (Government);

c.	Due to any reasons whatsoever, one Party may not be able to perform as the operator of the telecommunication network/service or being dissolved by the authority.

d.

One Party discontinues its business activities (all similar conditions or the one having similar impact that affects the concerned Party or the legal entity which controls the concerned Party) for the time period of more than 10 (ten) working days without any written approval to the other Party

e.	The Force Majeure takes place, causing one Party (or both parties) fails to perform its liabilities to the other Party continuously within 3 (three) months.

f.	Fraud exists as proven of having caused one Party (or both Parties) suffering losses.

g.

If the Party affected by the suspension fails to take correction steps in the period of maximum 3 (three) months, then the Party which does not commit the violation has the right to terminate the Agreement.

34.2

One of the Parties can at any time terminate this Agreement unilaterally by giving written termination notification to the other party in the period of less than 3 (three) months prior to the intended date of termination if:

a.

One Party requires revision of part or the entire provisions in this Agreement and/or relevant Supporting Documents, however the other Party rejects without proper reason (without negotiation) or after the negotiation conducted with a good will for less than 3 (three) months always fails; or

b.

Other Party commits violation against part or the entire provisions in this Agreement and/or the relevant Supporting Documents both intentionally or unintentionally during 3 (three) months consecutively, without any correction steps, under the condition that such a violation has been announced in writing by the Party which suffers the losses for 2 (two) times with a normal time interval or;

c.	One Party is unable or considered to be unable to settle its due debt liability to the other Party.

34.3

In order to terminate this Agreement, the Parties agreed to put aside the enactment of the provision in Article 1266 of Civil Law Book and release the rights inflicted if any, in such a way, the unilateral termination of the Agreement by one Party can be legally performed just by the submission of the written notification to the other Party, without having to wait for the Judge’s decision.

34.4

If the regulations or license of one Party obliges the conduct of interconnection with the Party whose Agreement is terminated, then the Parties must conduct negotiation with good will with objective of having new Interconnection Agreement within a normal period of time. If the agreement on a new Agreement negotiation is not reached, then one Party has the right to hand over the settlement of its case to BRTI based on the procedure and the Framework of the Interconnection Dispute Settlement.

Article 35 – Cancellation of Claim

35.1

If there are inapplicable provisions or provisions that can not be enforced, based on this Agreement, the Cancellation of the claim on certain violation can not be interpreted as the cancellation of the agreement on the violation against other provisions.

35.2	The cancellation of the claim on certain violation against the Agreement is considered illegal unless it is made in writing and signed by the Party which revokes the claim.

Article 36 – Separable Provisions

36.1	If part of the provisions in this Agreement or part of its Supporting Documents due to certain reason become inapplicable or can not be implemented, then the provision can not cancel or affect the validity of the rest of the provisions.

36.2	If there are inapplicable provisions or provisions that can not be enforced as referred to in Article 36.1 hereof, the Parties agreed to cancel the foregoing provisions.

36.3	The disagreement in replacing the provisions as referred to in Article 36.2 hereof does not affect the enactment of the Articles’ provision and the rest of Supporting Documents.

Article 37 – Review and Regulator Decision

37.1	One Party can propose a revision of this Agreement by providing the notification on Review to the other Party in the case of:

a.	License of one Party has been revised in term of material (both through Amendment or replacement); or

b.	A revision in term of material applied in the regulations or national regulations; or

c.	This Agreement stipulates the possibility of review, or the Parties approve in writing the necessity of review on this Agreement; or

d.

There is a revision in term of material (including the law enforcement by the regulation body, merger, etc.) which has impact (or considered in that way) on the technical or commercial aspects of this Agreement; or

e.	The entire or part of this Agreement need a review based on certain reason (both technically and commercially).

37.2	The Notification on Review must explain in detail various Articles and/or Supporting Document in this Agreement which need review.

37.3

In the case of the Parties can not reach an agreement on the review of this Agreement, each Party shall settle it based on the provisions of the Interconnection dispute Settlement as provided for in the Article 33 of this Agreement.

Article 38 – Revision

38.1

One Party can propose the proposal on revision and/or amendment on this Agreement and the Supporting Documents of this Agreement with notification addressed to other Party which describes in detail the Articles and/or Supporting Documents which are going to be modified.

38.2	The proposal of the revision and/or amendment to this Agreement can be made based on the following reasons hereof:

a.	License of one Party has been revised in term of material (both through amendment or replacement)

b.	A revision in term of material is applied in the regulations or national regulations;

c.	This Agreement contains the possibility of evaluation, or the Parties approve in writing the necessity of a review on this Agreement;

d.

There is a revision in term of material (including the law enforcement by the regulation body, merger, etc) which has impact (or considered in that way) on the commercial and technical aspects of this Agreement;

e.	The entire or part of this Agreement need a review based on certain reason (both technically and commercially).

38.3

Every revision that has been agreed by the Parties will be binding and represents a unity with this Agreement if it is stipulated in a form of Official Report/ Amendment/Side Letter/Addendum and signed by the Parties.

38.4

If the Parties do not reach agreement with regard to the evaluation of this Agreement, each Party shall settle it based on the provisions of the Interconnection Dispute settlement provided for in Article 33 of this Agreement.

Article 39 – Structure of Agreement Draft

39.1	The draft of this Agreement shall be divided into 2 (two) groups:

a.	The Agreed Articles

b.	All Supporting Documents, as specified in the LIST OF SUPPORTING DOCUMENTS in Article 39.3 hereof.

39.2

In the case of existence of difference between the provisions in the parts that are dissimilar with this Agreement, then the provisions that must be obeyed by the Parties will refer to the following orders hereof:

a.	The Agreed Articles

b.	The Supporting Documents, as referred to in the LIST OF SUPPORTING DOCUMENTS

39.3	The Supporting Documents of this Agreement is stipulated in the following LIST OF SUPPORTING DOCUMENTS:

a.	Supporting Documents A : Planning and Operation

1.	Supporting Document A.1 : Information on TELKOM Network

2.	Supporting Document A.2 : Information on INDOSAT Network

3.	Supporting Document A.3 : Interconnection Configuration

4.	Supporting Document A.4 : TELKOM Numbering Block

5.	Supporting Document A.5 : INDOSAT Numbering Block

6.	Supporting Document A.6 : Purchase and Provision of Interconnection Capacity

7.	Supporting Document A.7 : Management of Data Revision

8.	Supporting Document A.8 : TELKOM Routing Table

9.	Supporting Document A.9 : INDOSAT Routing Table

10.	Supporting Document A.10 : Call Scenario

11.	Supporting Document A.11 : Implementing Guidance for Interconnection System Try Out

12.	Supporting Document A.12 : Implementing Guidance for the Interconnection Maintenance

13.	Supporting Document A.13 : Signaling Transfer Point Working

14.	Supporting Document A.14 : Joint Planning Session

b.	Supporting Documents B : Claim and Payment

c.	Supporting Documents C : List of Interconnection Services and Price

d.	Supporting Document D : Technical Specification

e.	Supporting Document E : Definition and Interpretation

39.4	The Supporting Documents as referred to in Article 39.3 hereof represent an inseparable unity and has the equal legal power as this Agreement.

Article 40 – Closing Provisions

40.1

Any concerns which are not yet covered in this Agreement shall be settled through a negotiation between TELKOM and INDOSAT, and the results shall be stipulated in a separate agreement or Amendment/Addendum to this Agreement which must be treated as a unity and represent the inseparable part, and have equal legal power with this Agreement.

40.2	All Provisions and Requirements in this Agreement are applied on and binding for the Parties which sign it, the replacements and those who gain benefit from them.

40.3	The Parties agreed that the settlement of the rights and liabilities of the respective Party prior to the enactment of this Agreement, is implemented at the latest 3 (three) months starting from the enactment date of this Agreement based on the provisions in Interconnection PKS.

40.4	With the enactment of this Agreement, the Interconnection PKS as referred in the Circumstance of point e of this Agreement, is declared annul and inapplicable.

40.5

This Agreement is made in duplicate original, each of which has the same contents, is sufficiently duty-stamped, and shall have an equal legal power after being signed by the representative of each Party hereto.

IN WITNESS WHEREOF this First Amendment is executed in good faith, to be properly implemented by the Parties hereto.

PT Indosat Tbk,	PT TELKOM INDONESIA Tbk,

Sgd	sgd & stamp Rp 6,000

NOOR S.D.K. DEVI	MUNADI

GH Wholesale & Carrier Relations	EGM CIS Division

logo

POWER OF ATTORNEY

No. 235/IBO/LGL/07-POA

The undersigned, JOHNNY SWANDI SJAM, in this matter acting in his capacity as a President Director of and therefore acts for and on behalf of PT INDOSAT Tbk., a limited liability company domiciliating in Jakarta and with its principal office at Jalan Medan Merdeka Barat No. 21, Jakarta Pusat 10110 (hereinafter to be referred to as the “Authorizer”), does hereby authorize:

NOOR S.D.K. DEVI

Group Head Wholesale & Carrier Relations

(hereinafter to be referred to as the Attorney in Fact)

—PARTICULAR—

to act for and on behalf of PT Indosat Tbk., to sign:

1.	The Cooperation Agreement between PT Telekomunikasi Indonesia Tbk and PT Indosat, Tbk concerning the Telecommunication Network Interconnection FIXED NETWORK Telkom And CELLULAR MOBILE NETWORK Indosat;

2.	The Cooperation Agreement between PT Telekomunikasi Indonesia Tbk and PT Indosat, Tbk concerning the Telecommunication Network Interconnection FIXED NETWORK Telkom And FIXED NETWORK Indosat.

This Power of Attorney shall not be substituted.

In witness whereof this Power of Attorney is dully made for the proper purposes.

Jakarta, December 13, 2007

The Attorney in Fact	The Authorizer,

Sgd	sgd & stamp Rp 6.000

NOOR S.D.K DEVI	JOHNNY SWANDI SJAM

Exhibit 4.4

FIRST AMENDMENT TO

COOPERATION AGREEMENT ON TELECOMMUNICATION NETWORK

INTERCONNECTION UPON FIXED NETWORK TELKOM AND CELLULAR

MOBILE NETWORK INDOSAT

NUMBER: 145/HK.810/DCI-A 1000000/2007

NUMBER: 0002 / C00 – CCO / LGL / 2007

DATED 18 DECEMBER 2007

BETWEEN

PT TELEKOMUNINASI INDONESIA Tbk

AND

PT INDOSAT Tbk

NUMBER: 47/HK.820/DCI-A 1000000/2008

NUMBER: 021 / C00 – CCO / LGL / 2008

This First Amendment is prepared and executed on this day, Monday, March the thirty first of two thousand and eight, in Jakarta between the following parties:

I.

PT TELEKOMUNIKASI INDONESIA Tbk., a company dealing in Telecommunication Network and Services which was duly established under the laws of Indonesia, domiciliating at Jalan Japati number 1, Bandung 40133, by virtue of the Management Decision Number: KD 45/HK.240/SEK-30/2003 dated 30 June 2003, in this First Amendment is legally represented by MUNADI in his position as Executive General Manager of CIS Division, hereinafter to be referred to as TELKOM.

II.

PT INDOSAT Tbk, a company dealing in telecommunication network and services, established under the laws of Indonesia, domiciliating in Jakarta 10110 at Jalan Medan Merdeka Barat No. 21, by virtue of the President Director Power of Attorney No. 080/IBO/LGL/08-POA dated 31 March 2008, in this First Amendment is legally represented by NOOR S.D.K. DEVI in her position as Group Head Wholesale & Carrier Relations, hereinafter to be referred to as INDOSAT.

For the purpose of this First Amendment, TELKOM and INDOSAT severally are also called Party, and jointly Parties.

WHEREAS:

a.

The Parties have entered into the Cooperation Agreement concerning Telecommunication Network Interconnection Number: 145/HK.810/DCI-A1000000/2007 – Number: 0002/C00-CC0/LGL/2007 dated 18 December 2007, hereinafter Agreement;

b.

The Indonesian Telecommunication Regulatory Board (BRTI) has issued the Letter Number: 009/DJPT.3/KOMINFO/II/2008 dated 5 February 2008 concerning Implementation of Interconnection Regulation Year 2008 as per Attachment-I hereof such that the Parties agreed to amend some stipulations of the Agreement to harmonize with said regulation;

c.	The Parties have agreed to hold a meeting discuss contemplated amendment to the Agreement of which the results are substantiated in the Minutes of the Meeting as per Attachment-II hereof.

NOW THEREFORE the Parties have agreed as follows:

Article 1

SERVICES AND PRICE

(1)	The Parties have agreed to revoke the Supporting Document C of the Agreement concerning the List of Interconnection Services and Price and to substitute it with Attachment-III hereof.

(2)

In the event that there to be Services that have not yet been provided for in the Attachment-III hereof the Parties shall discuss and agree upon the same and substantiate the agreement in a separate minutes and subsequently enter it into Amendment. Such Minutes and Amendment shall become part and parcel of the Agreement.

Article 2

CALL SCENARIO

The Parties have agreed to revoke the Supporting Document A.10 of the Agreement concerning Call Scenario and to substitute it with Attachment-IV hereof on Call Scenario.

Article 3

ATTACHMENTS

(1)	The attachments hereof shall be part and parcel of the Agreement and have the same legal force as that of the Articles in the Agreement.

(2)	The Attachments hereof are comprised of:

a.	Attachment-I : Letter of BRTI concerning Interconnection Regulation Implementation Year 2008 dated 5 February 2008

b.	Attachment-II : Minutes of Meeting

c.	Attachment-III : List of Interconnection Services and Price

d.	Attachment-IV : Call Scenario

Article 4

CLOSING

(1)

Excepting stipulations that have expressly amended or deleted under the stipulation of this First Amendment, all of the terms and conditions of the Agreement shall remain in force and be binding upon the Parties thereto and their assigns and beneficiaries.

(2)

Anything either not yet sufficiently provided for in this First Amendment or not yet agreed upon by Parties hereto – both those contained herein or in the Agreement – shall be resolved through negotiation between TELKOM and INDOSAT and the results of the negotiation shall be substantiated in Minutes of Agreement signed by the authorized representatives of the Parties and shall be part and parcel of and have the same legal force as this Agreement.

(3)

The Minutes of Agreement referred to in section (2) of this Article shall be collated and substantiated in regularly made amendments as necessary and be signed by the Parties yet without affecting the effective term of the Minutes of Agreement.

(4)	This First Amendment is prepared in duplicate original, each of which has the same contents, is sufficiently duty-stamped, and shall have the same legal force upon execution by the Parties hereto.

IN WITNESS WHEREOF this First Amendment is executed in good faith, to be effective as of 1 April 2008, for compliance and discharge by the Parties hereto.

PT INDOSAT, Tbk.	PT TELKOM INDONESIA, Tbk.

(signed)	(signed & duty-stamped)

NOOR S.D.K. DEVI	MUNADI

GH Wholesale & Carrier Relations	EGM CIS Division

Ref. No. :	009/DJPT.3/KOMINFO/II/2008
Jakarta,5 February 2008
Classification:	Immediately
Enclosure:	1 (one) set
Subject:	Implementation of Interconnection
Regulation for year 2008

To:

Managements of Telecommunication Services

(as per attachment)

at

Place

1.

In line with the stipulations given in the PM 8/2006 concerning Interconnection in particular Article 19 to the effect that BRTI will annually conduct evaluation of Interconnection Tender Document (DPI) of the providers and with the provision of the Kepdirjen No. 121/2006 concerning the Procedure for Evaluation of DPI, DPI evaluation will not be limited to the services and interconnection costs offered.

2.

In the frame of the DPI evaluation, BRTI has made recalculation of interconnection costs for year 2008 and the result of the recalculation has been discussed with the services providers. The discussion covered input data, calculation process, and the impact of implementation on retail tariff and revenue change.

3.	The implementation of interconnection cost range for year 2008 was made taking into consideration the following points:

a.

BRTI will adopt the Default interconnection tariff range of 2007 with adjustment as per attachment. The adoption was made in consideration of the maintenance of industry balance. The interconnection cost range becomes the reference for BRTI in evaluating interconnection cost range of providers as stated in the DPI of the provider.

b.

In view of the fact that the calculation of interconnection costs was made using POI and POC scheme of the dominant providers, it is then expected that such POI and POC scheme be used as the reference for all providers as best possible for consistency with the result of the calculation.

c.	Interconnection cost for cableless local fixed network with limited mobility (FWA) to follow the local fixed network interconnection cost; this is because:

1)

The utilization level of FWA service is still low such that the real cost is not yet reflected. This can be seen from the result of calculation which showed that the network element cost of FWA is higher that of the local fixed network.

2)

The Minister Decree No. 35/2004 stipulates that FWA shall be treated the same as local fixed network providers, and this has been well accepted by the public. If change be made to the KM No. 35/2004, there will be necessity for change upon such other arrangements as FTP, numbering, and licensing. Moreover, such change requires time and adequate preparation in view of the impact to arise on the public service.

d.

For SMS service, the use of sender keep all is still possible; this is intended to anticipate the coming of new investment which will entail additional costs. It is expected that the reduced cost of network element in SMS service be reflected in retail tariff.

e.

In line with the definition in the PM 8/2006 that transit service represents interconnection call channeling from the original provider to destiny provider through other network provider (leased cost routing). In line with the FTP, providers that are able to provide transit service are long distance fixed network providers.

f.	Change upon interconnection costs based on the result of recalculation must be reflected in the tariff of retail conducted through operator.

g.

The implementation of the result of the interconnection cost recalculation is expected to have been realized within no later than 1 April 2008, including the implementation upon the retail tariff of PSTN and STBS.

4.	In relation to the above points the providers are requested to submit DPI change proposal within no later than 27 February 2008.

5.	We thank you for your attention.

Indonesian Telecommunication Regulatory Agency

Committee Chairman,

sgd

BASUKI YUSUF ISKANDAR

Copies:

1.	Menkominfo (as report)

2.	Members of KRT

3.	File

TELECOMMUNICATION SERVICE PROVIDERS

1.	President Director of PT TELKOM

2.	President Director of PT TELKOMSEL

3.	President Director of PT INDOSAT

4.	President Director of PT EXCELCOMINDO

5.	President Director of PT BAKRIE TELECOM

6.	President Director of PT SMART TELECOM

7.	President Director of PT NATRINDO TELEPON SELULAR

8.	President Director of PT SAMPOERNA TI

9.	President Director of PT HUTCHISON CP TELECOMMUNICATIONS

10.	President Director of PT BATAM BINTAN TELEMUNIKASI

11.	President Director of PT MOBILE-8

12.	President Director of PT PASIFIK SATELIT NUSANTARA

Attachment of Letter No. :	009/DJPT-3/KOMINFO/II/2008
Date :	Jakarta, 5 February 2008

Interconnection Cost Range of Year 2008

1)	Interconnection cost for local fixed network and local cableless network with limited mobility:

No.	Service	Interconnection Cost (Rp/minute)
1	Originating interconnected – Local (Fixed-WL to OLO fixed)	73
2	Originating interconnected – Local (Fixed-WL to OLO mobile)	203
3	Originating interconnected – Local (Fixed-WL to OLO satellite)	204
4	Originating interconnected – Local (Fixed-WL to OLO VoIP)	299
5	Originating interconnected – Long Distance (Fixed-WL to OLO fixed)	560
6	Originating interconnected – Long Distance (Fixed-WL to OLO mobile)	626
7	Originating interconnected – Long Distance (Fixed-WL to OLO satellite)	613
8	Originating interconnected – International (Fixed-WL to OLO international)	612
9	Terminating interconnected – Local (OLO fixed to Fixed-WL)	73

10	Terminating interconnected – Local (OLO mobile to Fixed-WL)	203
11	Terminating interconnected – Local (OLO Satellite to Fixed-WL)	204
12	Terminating interconnected – Local (OLO VoIP to Fixed-WL)	299
13	Terminating interconnected – Long distance (OLO Fixed to Fixed-WL)	560
14	Terminating interconnected – Long distance (OLO mobile to Fixed-WL)	626
15	Terminating interconnected – International (OLO satellite to Fixed-WL)	613
16	Terminating interconnected – International (OLO international to Fixed-WL)	612
17	Transit Local (OLO to Fixed-WL to OLO)	69
18	Transit Long Distance (OLO to Fixed-WL to OLO)	295
19	Transit IGW (OLO to Fixed-WL to OLO)	316

2)	Interconnection cost for cellular mobile network:

No.	Services	Interconnection Cost (Rp/minute)
1	Originating interconnected voice – Local (to fixed)	261
2	Originating interconnected voice – Local (to mobile)	261
3	Originating interconnected voice – Local (to satellite)	261
4	Originating interconnected voice – Long distance (to fixed)	380
5	Originating interconnected voice – Long distance (to mobile)	493
6	Originating interconnected voice – Long distance (to satellite)	501

7	Originating interconnected voice – International (to international)	498
8	Terminating interconnected voice – Local (from fixed)	261
9	Terminating interconnected voice – Local (from mobile)	261
10	Terminating interconnected voice – Local (from satellite)	261
11	Terminating interconnected voice – Long distance (from fixed)	380
12	Terminating interconnected voice – Long distance (from mobile)	493
13	Terminating interconnected voice – Long distance (from satellite)	501
14	Terminating interconnected voice – International (from international)	498

3)	Interconnection Cost for satellite mobile network

No.	Services	Interconnection Cost (Rp/minute)
1	Originating interconnected – Local (Satellite to OLO fixed)	2,500
2	Originating interconnected – Local (Satellite to OLO mobile)	2,500
3	Terminating interconnected – Local (OLO fixed to Satellite)	2,500
4	Terminating interconnected – Local (OLO mobile to Satellite)	2,500

TELECOMMUNICATION SERVICE PROVIDERS

1.	PRESIDENT DIRECTOR OF PT TELKOM

2.	PRESIDENT DIRECTOR OF PT TELKOMSEL

3.	PRESIDENT DIRECTOR OF PT INDOSAT

4.	PRESIDENT DIRECTOR OF PT EXCELCOMINDO

5.	PRESIDENT DIRECTOR OF PT BAKRIE TELECOM

6.	PRESIDENT DIRECTOR OF PT SMART TELECOM

7.	PRESIDENT DIRECTOR OF PT NATRINDO TELEPON SELULAR

8.	PRESIDENT DIRECTOR OF PT SAMPOERNA TI

9.	PRESIDENT DIRECTOR OF PT HUTCHISON CP TELECOMMUNICATIONS

10.	PRESIDENT DIRECTOR OF PT BATAM BINTAN TELEMUNIKASI

11.	PRESIDENT DIRECTOR OF PT MOBILE-8

12.	PRESIDENT DIRECTOR OF PT PASIFIK SATELIT NUSANTARA

MINUTES OF MEETING

DISCUSSION ON AMENDMENT TO INTERCONNECTION PKS

BETWEEN TELKOM AND INDOSAT (FIXED NETWORK & JARBER)

Day / Date:	Thursday through Friday, from 27 to 28

March 2008

Time:	10 a.m. to finis

Venue:	Meeting Room, 11th Floor, CIS

Division, Jakarta

Agenda:	Discussion on Finalization of Telkom-

Indosat PKS

Attendants:	Telkom & Indosat (as per attachment)

Result of Discussion:

1.

Following the BRTI Letter Number 009/DJPT.3/KOMINFO/II/2008 dated 5 February 2008 which is to be effective as of 1 April 2008 TELKOM and INDOSAT agreed to amend the provisions on interconnection service and tariff in the following Interconnection PKS:

a.	PKS FIXED NETWORK Telkom and CELLULAR MOBILE NETWORK Indosat Number: 145/HK.810/DCI-A1000000/2007 (TELKOM) or No. 002/C00-CC0/LGL/2007 (INDOSAT) dated 18 December 2007

b.	PKS FIXED NETWORK Telkom and FIXED NETWORK Indosat No.: 139/HK.810/DCI-A1000000/2007 (TELKOM) or No. 004/COO-CCO/LGL/2007 (INDOSAT) dated 18 December 2007

2.	The results of the Discussion on Amendment to Interconnection PKS between FIXED NETWORK TELKOM and FIXED NETWORK INDOSAT are as follows:

a.	The rate of local termination JJ (TELKOM Rp 206 and INDOSAT Rp 73) to await the decision of BRTI on DPI TELKOM.

b.

B2B International TELKOM Access Service is not yet fixated. INDOSAT expects that the B2B to be agreed on and applicable to both parties is 5% of the amount invoiced (rather than the existing collected Rp 82/call + 1% collected such that Bad Debt becomes the risk of network provider).

TELKOM needs to conduct internal confirmation in relation to the readiness of budget for Bad Debt Allocation.

c.

Vis-à-vis INDOSAT offers for Call Scenario of international transit from FIXED NETWORK TELKOM to Telecommunication Network overseas through FIXED NETWORK INDOSAT, the cost of international transit is Rp 316 + accounting rate. TELKOM needs information about the size of the accounting rate and INDOSAT will inform of the same and the mechanism of the accounting rate prior to the signing of the PKS Amendment.

d.	ISAT proposal on transit service from OLO via FIXED NETWORK ISAT of Telkom termination can be granted if the size of tariff in the draft Telkom DPI be accepted by BRTI.

e.

ISAT proposal for the table of transit routing from FIXED NETWORK ISAT termination OLO via FIXED NETWORK TELKOM can be routed near end through originating POI as well as far end through terminating POI in the location of POI FIXED NETWORK JJ, of which interconnection JJ has been opened.

3.	The results of Discussion on Amendment to Interconnection PKS between FIXED NETWORK TELKOM and CELLULAR MOBILE NETWORK INDOSAT are as follows:

a.

Amendments to the Supporting Document C (Interconnection Service List), to the Supporting Document A.10 (Call Scenario), to the Supporting Document A.5 (Indosat numbering Block), to the Supporting Document A.8 (Telkom Routing Table), and to the Supporting Document A.9 (Indosat Routing Table)

b.	Anent the difference in the cost of transit M2M via TELKOM, the TELKOM scenario is Transit Cost + F2M

Termination (ssi BRTI letter no. 18 dated 26 February 2008 to Telkom). INDOSAT queried the scenario M2M via Telkom with Termination JJ and M2F via Telkom which was not mentioned in said BRTI letter. INDOSAT will clarify it with BRTI. Anent PKS Amendment, it will be made open (as for pending matters, they will be further agreed upon).

c.	Anent adjustment of POC INDOSAT which refers to POC of dominant providers (ssi BRTI letter 009 year 2008):

•	TELKOM has submitted its response against DPI INDOSAT to BRTI in relation to the number of POC; as yet there is no reply from BRTI.

•	TELKOM exposed INDOSAT POC Mapping to POC TELKOM (attached).

•	INDOSAT explained that POC for interconnection & Retail is the same such that INDOSAT needs to ensure the impact on business.

•	Anent Amendment to PKS, it will be made Open (as for pending matters, they are to be further agreed on).

d.

Anent the provision on the size of Service Charge of Originating SLI (TELKOM: B2B while INDOSTA Rp 1,000 per minute u/ JARBER), TELKOM needs clarification from INDOSAT about the component of Service Charge and B2B cooperation.

e.

INDOSAT proposed that transit routing of TELKOM termination to CELLULAR MOBILE NETWORK INDOSAT be made Far End through termination POI. TELKOM held that this can be done through the medium of Communication Forum to discuss routing table such that amendment to the existing PKS is not necessary and implementation of routing change can be made immediately.

f.

Correction of Call Scenario of DPI INDOSAT TE.M04 (Termination JJ from FIXED NETWORK Access Seeker to CELLULAR MOBILE NETWORK INDOSAT) as there was written the termination cost as Rp 261 instead of Rp 380 as proper.

4.	The results of “Main Body” Discussion on Amendment to Interconnection PKS between FIXED NETWORK TELKOM and INDOSAT (FIXED NETWORK & CELLULAR MOBILE NETWORK) are as follows:

a.

Anent Article 1 (Definition), point 30 on Fraud, INDOSAT proposed that: Fraud are various dirty tricks in the provision of telecommunication services and/or in the use of telecommunication facilities as meant in this Agreement which are perpetrated on purpose by one

Party towards the other Party – be it by way of technical or administrative contrivances and so on with the objectives of evading costs and/or for the sake of profits indecent and or against the Agreement, including but not limited to such acts as:

•

To tamper with, substitute, add and/or reduce information/digit in inter-network signaling system sans justifiable reason (such as changing, replacing, adding, or reducing of digit A Number, of Area Code, of Trunk Group Identity, and so on such that the other party network receives untrue information, among others SLJJ call becoming local call not proper or SLI call becoming SLJJ call not proper; or

•	To add and/or reduce data/information to be found in CDR; or

•	To violate agreed stipulations concerning Interconnection Configuration, Interconnection Point, Central Gate, Call Scenario, and CDR Format; or

•	To channel interconnection traffic that is not clear or untraceable as to the origin.

In relation to the difference in the interpretation of the fraud, each will make clarification with the relevant unit and it is expected that there to be common agreement thereon prior the signing of the Amendment document.

b.	It is agreed that anything not yet sufficiently provided for in this First Amendment such as:

•	Surcharge – either PKS FIXED NETWORK or PKS JERBER

•	Transit Tariff

•	POC arrangement

•	and others will be resolved and substantiated in a specific section of closing article.

TELKOM	INDOSAT

sgd	sgd

JAGUS WIDODO	LINSI IRIANTI

PT TELEKOMUNIKASI INDONESIA, Tbk

Carrier & Interconnection Service Center

ATTENDANCE LIST

Activity	:	Finalization of Amendment to TELKOM-INDOSAT Interconnection PKS

Day/Date	:	Thursday – Friday / 27 – 28 March 2008

Venue	:	Meeting Room of CIS, 11th Floor

Agenda Owner	:

No.	Name	NIK/Company	Office Phone	Hand Phone	E-mail	Initials

-White sheet for Agenda Owner

-Yellow sheet as report to CISC Division Secretariat

POC MAPPING METHOD

Mapping method is conducted by:

•	Counting of geographical distance of Cellular POC to all POC TSEL

•	Selecting of the nearest distance between cellular POC and POC TSEL

•	Grouping of Cellular POC against POC TSEL as reference in the counting of Interconnection entitlement and obligation.

•	POC TSEL (as reference) Cellular POC POC TSEL

•	Cellular POC

Table 3. Grouping of POC & POI CELLULAR MOBILE NETWORK INDOSAT CELLULAR

No.	Start POC	End POC	POC Code	POI
1	Sampit	Balikpapan	BPP	Balikpapan
2	Balikpapan	Balikpapan	BPP	Balikpapan
3	Bontang	Samarinda	SMR	Balikpapan
4	Samarinda	Samarinda	SMR	Balikpapan
5	Tarakan	Samarinda	SMR	Balikpapan
6	Bandung	Bandung	BD	Bandung
7	Cianjur	Cianjur	CJ	Bandung
8	Sukabumi	Cianjur	SI	Bandung
9	Sumedang	Bandung	SMD	Bandung
10	Tasikmalaya	Tasikmalaya	TSM	Bandung
11	Banjarmasin	Banjarmasin	BJM	Banjarmasin
12	Kuala Kapuas	Banjarmasin	BJM	Banjarmasin
13	Muara Taweh	Banjarmasin	BJM	Banjarmasin
14	Palangkaraya	Palangkaraya	PLK	Banjarmasin
15	Pangkalan Bun	Banjarmasin	BJM	Banjarmasin
16	Amuntai	Banjarmasin	BJM	Banjarmasin
17	Kotabaru Pulau Laut	Banjarmasin	BJM	Banjarmasin
18	Barabai	Banjarmasin	BJM	Banjarmasin
19	Tanjung Tabalong	Banjarmasin	BJM	Banjarmasin
20	Plehari	Banjarmasin	BJM	Banjarmasin
21	Batam	Batam	BTM	Batam
22	Tanjung Balai Karimun	Batam	BTM	Batam
23	Tanjung Pinang	Batam	BTM	Batam
24	Cirebon	Cirebon	CBN	Cirebon
25	Denpasar	Denpasar	DPR	Denpasar
26	Kupang	Kupang	KP	Denpasar

27	Mataram	Mataram	MTR	Denpasar
28	Singaraja	Denpasar	DPR	Denpasar
29	Bogor	Bogor	BOO	Jakarta
30	Jakarta	Jakarta	JKT	Jakarta
31	Karawang	Karawang	KW	Jakarta
32	Purwakarta	Kerawang	KW	Jakarta
33	Serang	Serang	SG	Jakarta
34	Merauke	Merauke	MRK	Jayapura
35	Sorong	Sorong	SON	Jayapura
36	Timika	Timika	TIM	Jayapura
37	Manokwari	Manokwari	MW	Jayapura
38	Jayapura	Jayapura	JAP	Jayapura
39	Ambon	Ambon	AB	Makassar
40	Donggala	Palu	PAL	Makassar
41	Kendari	Kendari	KDI	Makassar
42	Kolaka	Kendari	KDI	Makassar
43	Makassar	Makassar	MS	Makassar
44	Palu	Palu	PAL	Makassar
45	Pare-pare	Pare-pare	PRE	Makassar
46	Rantepao	Rantepao	RTP	Makassar
47	Soroako	Soroako	SRK	Makassar
48	Ternate	Ternate	TT	Makassar
49	Malang	Malang	ML	Malang
50	Bitung	Manado	MO	Manado
51	Gorontalo	Manado	MO	Manado
52	Manado	Manado	MO	Manado
53	Banda Aceh	Banda Aceh	BNA	Medan
54	Kabanjahe	Kabanjahe	KBJ	Medan
55	Kisaran	Kisaran	KIS	Medan
56	Lhokseumawe	Lhokseumawe	LSM	Medan
57	Medan	Medan	MDN	Medan
58	Pangkalan Brandan	Pangkalan Brandan	PBD	Medan

59	Sibolga	Sibolga	SBG	Medan
60	Tebing Tinggi Deli	Tebing Tinggi Deli	TBT	Medan
61	Padang	Padang	PD	Padang
62	Bukit Tinggi	Bukit Tinggi	BKT	Padang
63	Baturaja	Baturaja	BTA	Palembang
64	Bengkulu	Bengkulu	BN	Palembang
65	Jambi	Jambi	JB	Palembang
66	Lahat	Muara Enim	ME	Palembang
67	Lubuk Linggau	Lubuk Linggau	LLG	Palembang
68	Muara Enim	Muara Enim	ME	Palembang
69	Palembang	Palembang	PG	Palembang
70	Pangkal Pianang	Pangkal Pinang	PGP	Palembang
71	Prabumulih	Muara Enim	ME	Prabumulih
72	Pekanbaru	Pekanbaru	PBR	Pekanbaru
73	Tembilahan	Pekanbaru	PBR	Pekanbaru
74	Dumai	Dumai	DUM	Pekanbaru
75	Ketapang	Pontianak	PTK	Pontianak
76	Pontianak	Pontianak	PTK	Pontianak
77	Singkawang	Pontianak	PTK	Pontianak
78	Kudus	Semarang	SM	Semarang
79	Pekalongan	Pekalongan	PK	Semarang
80	Purwokerto	Purwokerto	PWT	Semarang
81	Semarang	Semarang	SM	Semarang
82	Tegal	Pekalongan	PK	Semarang
83	Klaten	Yogyakarta	YK	Semarang
84	Yogyakarta	Yogyakarta	YK	Semarang
85	Solo	Solo	SLO	Solo
86	Jember	Jember	JR	Surabaya
87	Madiun	Madiun	MN	Surabaya
88	Mojokerto	Surabaya	SB	Surabaya

89	Surabaya	Surabaya	SB	Surabaya
90	Tuban	Madiun	MN	Surabaya
91	Kotabumi	Kotabumi	KB	Tanjung Karang
92	Metro	Tanjung Karang	TJK	Tanjung Karang
93	Tanjung Karang	Tanjung Karang	TJK	Tanjung Karang

PT TELEKOMUNIKASI INDONESIA, Tbk

Carrier & Interconnection Service Center

ATTENDANCE LIST

Activity	:	Finalization of Amendment to TELKOM-INDOSAT Interconnection PKS

Day/Date	:	Thursday – Friday / 27 – 28 March 2008

Venue	:	Meeting Room of CIS, 11th Floor

Agenda Owner	:

No.	Name	NIK/Company	Office Phone	Hand Phone	E-mail	Initials

-White sheet for Agenda Owner

-Yellow sheet as report to CISC Division Secretariat